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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 2, 1996, with respect to the financial statements of School Specialty, Inc. for the years ended December 31, 1995 and 1994 included in the Registration Statement on Form S-1 and related Prospectus of School Specialty, Inc. for the registration of shares of its common stock. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 31, 1995 listed as Exhibit 99.1 of this Registration Statement when such Schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.

                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin

June 3, 1998